Exhibit 5.1
September 17, 2009
Concho Resources Inc.
550 West Texas Avenue, Suite 100
Midland, Texas 79701
Ladies and Gentlemen:
     We have acted as special counsel to Concho Resources Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale (i) by the Company (the “Offering”) of $300,000,000 aggregate principal amount of 8.625% Senior Notes due 2017 (the “Notes”), which are fully and unconditionally guaranteed by all of the Company’s subsidiaries, pursuant to the Underwriting Agreement dated September 15, 2009 by and among the Company, all of the Company’s subsidiaries (the “Subsidiary Guarantors”) and the underwriters named therein (the “Underwriting Agreement”) and (ii) guarantees (the “Guarantees”) by the Subsidiary Guarantors of the Notes. The Notes and the Guarantees will be referred to collectively herein as the “Securities.”
     The Securities have been offered for sale pursuant to a prospectus supplement, dated September 15, 2009, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on September 16, 2009, to a prospectus dated September 9, 2009 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-161809) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
     The Securities are to be issued pursuant to that certain Indenture (the “Base Indenture”), dated as of September 18, 2009, by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture (the “Supplemental Indenture”), dated as of September 18, 2009 (the Base Indenture, as so amended and supplemented, being called herein the “Indenture”), by and among the Company, the Subsidiary Guarantors and the Trustee.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) certain resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the terms and sale of the Notes and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus, (vi) the Base Indenture and the First

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Supplemental Indenture, and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
     As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
     In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; (vii) each of the Base Indenture and the First Supplemental Indenture will be duly executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder; and (viii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the underwriters named therein.
     Based upon such examination and review and the foregoing assumptions, we are of the opinion that when the Notes have been duly exercised and issued by the Company and duly authenticated by the Trustee and paid for by the underwriters as contemplated by the Underwriting Agreement, (1) the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and will be entitled to the benefits of the Indenture, and (2) the Guarantees will constitute valid and binding obligations of the respective Subsidiary Guarantors, enforceable against the respective Subsidiary Guarantors in accordance with their terms and will be entitled to the benefits of the Indenture.
     The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.
     We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to

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liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     The foregoing opinions are limited in all respects to the laws of the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the State of New York and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by the Company on even date herewith. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.